EXHIBIT 21
Subsidiaries

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Minghua Group International Holding (Hong Kong) Ltd. (Sold to two individuals named HAN Lianzhong and NIU Ruicheng at a price of 1 HK$ on September 28, 2006)	Hong Kong

Minghua Acquisition Corp.	Delaware

Shenzhen Minghua Environmental Protection Vehicles Co. Ltd.

(Shenzhen Minghua Environmental Protection Vehicles Co. Ltd. being as the subsidiary of Minghua Group International Holding (Hong Kong) Ltd. were transferred at the same time that Minghua Group International Holding (Hong Kong) Ltd sold on September 28, 2006,)
China

Ming Hua Environmental Protection Science and Technology Ltd. (Sold to two individuals named HAN Lianzhong and NIU Ruicheng at a price of 1 HK$ on September 28, 2006)	Hong Kong

Good View Bus Manufacturing (Holding) Co. Ltd.	Hong Kong

Eagle Bus Development Ltd.	Hong Kong

Guangzhou City View Bus Installation Co. Ltd.	China

Euromax International Investments Limited	Hong Kong

Beijing China Cardinal Real Estate Consulting Co., Ltd	China

Top Team holdings Limited	British Virgin Islands

Asia Key Group Limited
(Asia Key Group Limited being as the subsidiary of Minghua Group International Holding (Hong Kong) Ltd. were transferred at the same time that Minghua Group International Holding (Hong Kong) Ltd sold on September 28, 2006,)
British Virgin Islands